UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

ACCORDANT REAL ESTATE GROWTH FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

6710 E. Camelback Rd., Suite 100,

Scottsdale, AZ 85251

Telephone Number (including area code):

(602) 609-2193

Name and address of agent for service:

Puja Madan

6710 E. Camelback Rd., Suite 100,

Scottsdale, AZ 85251

Copies to:

William Bielefeld, Esq.

Kevin Cahill, Esq.

Dechert LLP

US Bank Tower

633 West 5th Street Suite 4900

Los Angeles, CA 90071

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Phoenix, in the State of Arizona on the 7th day of March, 2024.

ACCORDANT REAL ESTATE GROWTH FUND

By:	/s/ Greg Stark
Greg Stark
Trustee